Exhibit 10.6
SOTERA HEALTH COMPANY
RESTRICTIVE COVENANTS AGREEMENT
This Restrictive Covenant Agreement (this “Agreement”) is made effective as of July 20, 2022, by and between Sotera Health Company, a Delaware corporation (the “Company”), and Michael Biehl (the “Executive” and together with the Company, the “Parties”).
RECITALS
WHEREAS, pursuant to that certain Offer Letter by and between the Company and the Executive, dated July 18, 2022 (the “Offer Letter”), the Executive will be employed by the Company on the terms set forth therein;
WHEREAS, the Parties agree that this Agreement is necessary to protect the Company’s legitimate business interests;
NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:
1.Consideration. In exchange for the Executive entering into this Agreement, the Company has agreed to offer the Executive employment on the terms set forth in the Offer Letter and to provide Executive with access to confidential information. Executive agrees that (a) Executive would not be eligible for the offer of employment and access to confidential information but for Executive signing this Agreement, and (b) this Agreement is supported by good and valuable consideration, to which Executive is not otherwise entitled.
2.Conflicts. During the Executive’s employment with the Company, Executive shall not: (a) engage in any outside business activity without written authorization from the Company; (b) in any way compete with the Company; (c) solicit anyone to compete with or to prepare to compete with the Company; and/or (d) engage in any conduct intended to or reasonably expected to harm the interests of the Company or any Affiliate.
3.Confidentiality.
A.Obligation to Maintain Confidentiality.  Executive acknowledges that all information, observations and data (including trade secrets) obtained by him during the course of his employment with the Company concerning the business or affairs of the Company and its Affiliates (“Confidential Information”) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during Executive’s employment with the Company (the “Employment Period”).  Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account, other than as required in the good faith performance of his duties hereunder, any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information (A) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (B) is required to be disclosed pursuant to any applicable law or court order or pursuant to a request by a governmental entity; provided that in the event of a request described in clause (B), Executive shall (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking steps to resist or narrow such request, and (iii) cooperate with the Company, in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed.  Executive shall deliver to the Company at his Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any reporting described in provision (x). Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
B.Ownership of Property.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the relevant Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or any of its Affiliates shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or any of its Affiliates all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company and at the Company’s expense (whether during or after the Employment Period) to establish and confirm the Company’s or the relevant Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).
C.Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 3(A) above, Executive will hold Third Party Information in the strictest confidence and, except as required in the good faith performance of his duties hereunder, will not disclose to anyone (other than personnel and consultants of the Company or any of its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or any of its Affiliates) or use, except in connection with his work for the Company or any of its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.
D.Use of Information of Prior Employers.  During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.  Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries or Affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.
4.Noncompetition; Nonsolicitation; Non-Disparagement.  Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Affiliates’ trade secrets and with other confidential information concerning the Company and its Affiliates and that his services will be of special, unique, and extraordinary value to the Company and its Affiliates.  Therefore, Executive agrees that:
A.Noncompetition.
i.During the Employment Period and the 12-month period thereafter (such period, together with the Employment Period, is referred to herein as the “Restricted Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, (x) any business or enterprise that provides outsourced or contract sterilization or ionization services, microbiological or analytical laboratory testing services, or the production, processing, distribution, supply, or installation of radiation sources or irradiators, from within the Restricted Territory or for any customer or other Person located in the Restricted Territory or (y) any business or enterprise that the Company or any of its Affiliates engage in during the Employment Period ((x) and (y) together, the “Business”). For purposes of this Agreement, “Restricted Territory” means the United States, Canada and each other country in which the Company or any of its Affiliates currently has, has had or has prepared or taken steps to conduct any operations, in each case, as of the date of Separation.
ii.Nothing contained in this Section 4(A) shall prohibit Executive from (x) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation or (y) working for a division, entity, or subgroup of any of such companies that engages in the Business so long as neither such division, entity, or subgroup nor Executive engages in the Business.
B.Nonsolicitation.
i.During the Restricted Period, Executive shall not directly or indirectly through another entity: (A) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or (B) hire any person who was an employee of the Company or any of its Affiliates within 180 days after such person ceased to be an employee of the Company or any of its Affiliates.
ii.During the Restricted Period, Executive shall not directly or indirectly through another entity, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such Affiliates.
C.Non-Disparagement. Executive agrees that he will not, any time during the Employment Period and thereafter, directly or indirectly, other than in connection with the good faith performance of his duties hereunder, disparage (A) the Company or any of its Affiliates (the “Company Group”), (B) the business, property or assets of any member of the Company Group, or (C) any of the former, current or future officers, directors, employees or shareholders of any member of the Company Group; provided, that, nothing in this Section 4(C) shall be construed to limit the ability of Executive to disclose information and documents, or give truthful testimony, pursuant to a subpoena, court order or a government investigative matter or to provide, during the Employment Period, truthful statements necessary to the performance of Executive’s duties as Senior Vice President and General Counsel of the Company, in each case, subject to and in accordance with Section 3.
D.Enforcement.  If, at the time of enforcement of Section 3 or this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or any of its Affiliates and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
E.Additional Acknowledgments.  Executive acknowledges that the provisions of this Agreement are in consideration of Executive’s at-will employment with the Company.  In addition, Executive agrees and acknowledges that the restrictions contained in Section 3 and this Section 4 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive acknowledges that (x) the business of the Company and its Affiliates will be conducted throughout the United States and other jurisdictions where the Company or its Affiliates conduct business during the Employment Period; (y) notwithstanding the state of organization or principal office of the Company or any of its Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the United States, Canada, and other jurisdictions where the Company or any of its Affiliates conduct business during the Employment Period; and (z) as part of his responsibilities, Executive will be traveling throughout the United States, Canada, and other jurisdictions where the Company or its Affiliates conduct business during the Employment Period in furtherance of the Company and its Affiliates’ business and its relationships.  Executive agrees and acknowledges that the potential harm to the Company and its Affiliates of the non-enforcement of any provision of Section 3 or this Section 4 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Affiliates now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint
F.imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
5.Return of Property. All property, documents, data, and Confidential Information prepared, created, accessed or collected by Executive as part of Executive’s employment with the Company, in whatever form, are and shall remain the property of the Company. Executive agrees that Executive shall return upon the Company’s request at any time (and, in any event, before Executive’s employment with the Company ends) all documents, data, Confidential Information, and other property belonging to the Company or any of its Subsidiaries in Executive’s possession or control, regardless of how stored or maintained and including, but not limited to, all originals, copies and compilations and Company-provided credit cards, building or office access cards, keys, computer equipment, cell phones, or home office equipment.
6.Future Employers. Executive agrees to promptly notify the Company in writing of the name and address of each business with whom Executive is associated (as an employee or as an independent contractor) for a period of twenty four (24) months following the end of Executive’s employment with the Company. Executive further: (a) agrees that the Company may notify any such business about the existence and terms of this Agreement; (b) irrevocably consents to any such notification; and (c) covenants not to sue the Company based on any such notification.
7.Definitions.
“Affiliate” means with respect to any particular Person, any Person controlling, controlled by or under common control with such Person or an Affiliate of such Person or an Affiliate of such Person; provided that any portfolio company of a stockholder, other than the Company and its Subsidiaries, will not be deemed to be an affiliate.
“Board” means the board of directors of Sotera Health Company.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
“Separation” means Executive ceasing to be employed by the Company and its respective Affiliates for any reason.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
8.General Provisions.
A.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
B.Complete Agreement. This Agreement, those documents expressly referred to herein (including the Offer Letter) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties with respect to the subject matter hereof, written or oral, which relate to the subject matter hereof in any way, including, but not limited to, any employment, severance, bonus or similar agreements with the Company or any of its Affiliates.
C.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
D.Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
E.Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns. Neither the Company nor Executive may assign their rights or obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of Executive in connection with a corporate reorganization, restructuring, sale, merger or other similar event.
F.Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of the Company and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
G.Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Executive’s availability shall be subject to his other employment and/or business obligations and the Company shall reimburse Executive for reasonable travel and other out of pocket expenses (including lodging and meals, upon submission of receipts) and shall compensate Executive at an hourly rate consistent with his annual base salary as then in effect.
H.Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement or Executive’s employment hereunder or the termination thereof shall (except to the extent otherwise provided in Section 4(D) with respect to injunctive relief) be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in Cleveland, Ohio. The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules in effect at the time of the arbitration (the “AAA Rules”), except as modified herein. There shall be one arbitrator mutually selected by the Company and Executive, within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and Executive cannot mutually agree on an arbitrator within thirty (30) days, then an arbitrator shall be promptly appointed by the AAA in accordance with the AAA Rules.
i.The arbitration hearings shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) commence within forty-five (45) days after the appointment of the arbitrator; the arbitration shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) be completed within sixty (60) days of commencement of the hearings; and the arbitrator’s award shall be made within thirty (30) days following such completion.
ii.The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator shall have no jurisdiction to vary the express terms of this Agreement. The Company and Executive shall equally bear all costs, fees and expenses of the arbitration, provided, however, that each party shall bear its own attorney’s fees. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award.
iii.The decision rendered by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The parties waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.
I.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.
J.Termination. This Agreement shall survive a Separation and shall remain in full force and effect after such Separation.
K.Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email via portable document format (.pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email via portable document format (.pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email via portable document format (.pdf) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
L.Representations and Acknowledgements.
i.Executive acknowledges (A) that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment and (B) that the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree and upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
ii.The Company represents and warrants that (A) it is fully authorized to enter into this Agreement and to discharge the obligations set forth in it, (B) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree and (C) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SOTERA HEALTH COMPANY

By: /s/ Michael B. Petras, Jr.
Name: Michael B. Petras, Jr.
Title: Chief Executive Officer

EXECUTIVE

/s/ Michael F. Biehl
Michael Biehl